Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HSBC FINANCE CORPORATION

December 15, 2004

Article I

The name of the corporation is HSBC Finance Corporation (hereinafter referred to as the “Corporation”).

Article II

The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware.  The name of its registered agent at that address is The Corporation Trust Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Article IV

(1)                                  The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1200 shares, of which 100 shares, par value $0.01, shall be of a class designated “common stock”, and 1100 shares, par value $0.01 per share, shall be of a class designated “preferred stock”.

(2)                                  The common stock of the Corporation shall be subject to the express terms of the preferred stock and any series thereof.  Each share of common stock shall have the right to cast on vote for each share for the election of directors and on all other matters upon which stockholders are entitled to vote.

(3)                                  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance from time to time in one or more series of any number of shares of preferred stock, and, by filing a certificate pursuant to the Delaware General Corporation Law (the “Preferred Stock Designation”), to establish the number of shares to be included in each series, and to fix the designations, relative rights, preferences, qualifications and limitations of the shares of each such series.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)                                  the designation of the series, which may be by distinguishing number, letter or title;

(ii)                               the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof them outstanding);

(iii)                            the voting rights, if any, of the holders of shares of the series;

(iv)                           shall be cumulative or noncumulative and the dividend rate of the series, and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends;

(v)                              dates at which dividends, if any, shall be payable;

(vi)                           the redemption rights and price or prices, if any, for shares of the series;

(vii)                        the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the affairs of the Corporation;

(viii)                     the terms and amount of any purchase, retirement or sinking fund provided for the purchase or redemption of shares of the series;

(ix)                             whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(x)                                whether the issuance of additional shares of preferred stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series;

(xi)                             the right of the shares of such series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

(xii)                          such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

The holders of preferred stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

Article V

The name and address of the incorporator is as follows:

Brandon W. Gardner

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, New York 10006

Article VI

Names of the persons constituting the initial Board of Directors of the Corporation are as follows:

Youseef A. Nasr

452 Fifth Ave., 10th Floor

New York, NY 10018

Paul L. Lee

452 Fifth Ave., 7t Floor

New York, NY 10018

Article VII

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)                                  The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws.  Election of directors need not be by ballot unless the by-laws so provide.

(2)                                  The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be served for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3)                                  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or of any other reason.

(4)                                  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

Article VIII

(1)                                  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Corporation of any undertaking to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Section or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers, and employees.

(2)                                  If a claim under paragraph (1) of this Section is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law and paragraph (1) of this Section for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3)                                  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, contract, vote of stockholders or disinterested directors, or otherwise.

(4)                                  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section, the Delaware General Corporation Law, or otherwise.

Article IX

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 271 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Article X

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

Article XI

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

AMENDED

CERTIFICATE OF DESIGNATIONS OF
SERIES A CUMULATIVE PREFERRED STOCK
OF HSBC FINANCE CORPORATION

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

HSBC Finance Corporation, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 (g) of the Delaware General Corporation Law, hereby certifies on December 15, 2004 as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation authorizes the issuance by the Board of Directors (the “Board”) of the Corporation of up to 1100 shares of preferred stock (the “Preferred Stock”), par value $0.01 per share, in one or more series, and further authorizes the Board to determine the designations, preferences, rights and qualifications, limitations or restrictions granted to or imposed upon any such series of Preferred Stock;

SECOND: On March 26, 2003, the Board adopted a resolution authorizing the creation and issuance of a series of said Preferred Stock to be known as “Series A Cumulative Preferred Stock” and the Certificate of Designations for the Series A Cumulative Preferred Stock was filed with the Secretary of State of the State of Delaware on March 27, 2003;

THIRD: As of May 30, 2003, the Board deemed it advisable to amend the Certificate of Designations of the Series A Cumulative Preferred Stock and HSBC Holdings plc, the sole owner of all outstanding shares of the Series A Cumulative Preferred Stock and the sole shareholder of the common stock of the Corporation approved such amendment, which was filed with the Secretary of State of the State of Delaware on August 1, 2003;

FOURTH: As of May 11, 2004, the Board deemed it advisable to further amend the Certificate of Designations of the Series A Cumulative Preferred Stock and adopted a resolution as set forth below, the effectiveness of such resolution to be subject to approval of such amendment by HSBC Holdings plc, the sole owner of all outstanding shares of Series A Cumulative Preferred Stock and by HSBC Investments (North America) Inc., the sole shareholder of the common stock of the Corporation; and

FIFTH: As of May 12, 2004, HSBC Holdings plc and HSBC Investments (North America) Inc. approved the amendment to the Certificate of Designations of the Series A Cumulative Preferred Stock as set forth in the following resolution;

“RESOLVED, that the Board deems it advisable, subject to approval of HSBC Holdings plc, the sole shareholder of a series of authorized preferred stock (the “Preferred Stock”) of the Corporation, and the approval of HSBC Investments (North America) Inc., the sole shareholder of the Corporation’s outstanding common stock, that the Certificate of Designations for such series shall be amended, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Corporation’s Amended and Restated Certificate of Incorporation that are applicable to the Preferred Stock), are as follows:

Section 1. Designation and Amount.

The shares of such series shall be designated as the “Series A Cumulative Preferred Stock”  (“Series A Preferred Stock”) and the number of shares constituting such series shall be one thousand one hundred (1,100), which number may be decreased by the Board of Directors (the “Board”) of the Corporation without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

Section 2. Dividends and Distributions.

(a) The holders of shares of Series A Preferred Stock in preference to the holders of shares of the Corporation’s common stock (the “Common Stock”) par value $0.01 per share, and to any other capital stock of the Corporation ranking junior to Series A Preferred Stock as to payment of dividends, shall be entitled to receive when, as and if declared by the Board out of funds of the Corporation legally available for the payment of dividends, cumulative dividends at, an annual rate of 6.5% of the Redemption Price (as defined in Section 4(a)) per share, and no more. Dividends payable in respect of the outstanding shares of Series A Preferred Stock shall begin to accrue and be cumulative from the date of original issue of such shares (which date is March 28, 2003, as reflected on the certificates evidencing the same), and shall be payable in annual payments on October 15 (or, if any such day is not a Business Day (as defined in Section 8) the Business Day preceding such day) in each year (each such date being referred to herein as “Annual Dividend Payment Date”), commencing in respect of each share of Series A Preferred Stock on October 15, 2004.

(b) Following the initial dividend, the amount of dividends payable shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date (a “Regular Record Date”) for the determination of holders (the “Registered Holders”) of shares of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 75 days nor less than ten days prior to the date fixed for the payment thereof. Any dividend declared by the Board as payable and punctually paid on an Annual Dividend Payment Date will be paid to Registered Holders.  All cash payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(c) If any applicable dividend payment or redemption payment is not made on an Annual Dividend Payment Date or the date set for such redemption, respectively, thereafter the Series A Preferred Stock shall accrue additional dividends in respect of all such dividend payments and redemption payments that are past due and unpaid (such amount, the “Arrearage”).  Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not earned or declared until the Arrearage is paid, shall be calculated as of such successive Annual Dividend Payment Date and shall constitute an additional Arrearage from and after any Annual Dividend Payment Date to the extent not paid on such Annual Dividend Payment Date. References in any Section herein to dividends that have accumulated or that have been deemed to have accumulated with respect to the Series A Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences.  Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, without reference to any regular Annual Dividend Payment Date, to the Registered Holders as they appear on the stock record books of the Corporation on such record date as may be fixed by the Board of Directors (which record date shall be no more than 75 days nor less than ten days prior to the corresponding payment date).

(d) The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions in respect of such shares of Series A Preferred Stock except as provided for hereby.

Section 3. Restrictive Covenants: Voting Rights.

(a) So long as any shares of Series A Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the number of then- outstanding shares of Series A Preferred Stock, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, the Corporation shall not:

(i) (A) authorize or create any class or series, or any shares of any class or series, of capital stock of the Corporation having any preference or priority (either as to dividends or upon redemption, liquidation, dissolution, or winding up) over Series A Preferred Stock (“Senior Stock”) or (B) issue shares of Senior Stock; provided however, that no such vote shall be required with respect to the authorization or creation by the Corporation of one or more classes and/or series of Senior Stock if the proceeds of the Corporation’s issuance of such Senior Stock are sufficient, and are used, to redeem all outstanding shares of Series A Preferred Stock concurrently with the issuance of such Senior Stock;

(ii) (A) authorize or create any class or series, or any shares of any class or series, of capital stock of the Corporation ranking on a parity (either as to dividends or upon redemption, liquidation, dissolution or winding up) with the Series A Preferred Stock

(“Parity Stock”) or (B) issue shares of Parity Stock; provided, however, that no such vote shall be required with respect to the authorization, creation or issuance by the Corporation of one or more classes and/or series of Parity Stock if the proceeds of the Corporation’s issuance of such Parity Stock are sufficient, and are used to redeem all outstanding shares of Series A Preferred Stock congruently with the issuance of such Parity Stock;

(iii) reclassify, convert or exchange any shares of any capital stock of the Corporation into shares of Senior Stock or Parity Stock;

(iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; or

(v) amend alter or repeal the Corporation’s Amended and Restated Certificate of Incorporation, as it may be amended from time to time, or the Corporation’s By-Laws, as they may be amended from time to time, to alter or change the powers, designations, preferences, rights and qualifications, limitations or restrictions of Series A Preferred Stock or any Senior Stock or Parity Stock so as to affect Series A Preferred Stock in any material adverse respect.

(b) The holders of the Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock voting together with the holders of Common Stock as a single class, at all meetings of holders of shares of Common Stock (and written actions in lieu of meetings) (i) at which any resolution is proposed to (A) effect the voluntary liquidation, dissolution or winding up of the Corporation, or (B) the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation; or (ii) if the Corporation shall have failed to pay in full all cash dividends due and payable on an Annual Dividend Payment Date (whether or not declared by the Board) including any Arrearage; provided in the case of clause (i) above, the holders of the Series A Preferred Stock will be entitled to vote only on any resolution that is proposed to effect the voluntary liquidation, dissolution or winding up of the Corporation, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation.

(c) With respect to all matters to be voted on at meetings of holders of shares of Common Stock (and written actions in lieu of meetings) and not specifically covered by Section 3(b) above, the holders of Series A Preferred Stock shall be entitled to vote with the holders of Common Stock, and shall have such vote so that the holders of Series A Preferred Stock, in the aggregate, hold 15% of the voting power with respect to such matters.

(d) Except as otherwise expressly provided hereby, or as required by law, the holders of shares of Series A Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

Section 4. Redemption.

(a) The Corporation may at its option redeem, in whole or in part, the shares of Series A Preferred Stock on or after March 31, 2008, but only out of funds legally available therefor, by paying therefor in cash $1,000,000 per share (the “Redemption Price”) plus an amount equal to all accumulated dividends and any Arrearage thereon, to the date of redemption.  If less than all outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall redeem shares pro rata among the holders thereof in accordance with the respective numbers of shares of Series A Preferred Stock held by each of them.

(b) In order to facilitate the redemption of shares of Series A Preferred Stock pursuant to Section 4(a), the Board may fix a record date for the determination of the holders of shares of Series A Preferred Stock to be redeemed not more than 60 days or less than 10 days prior to the date fixed for such redemption.  Notice of any redemption of shares of Series A Preferred Stock pursuant to Section 4(a) shall specify a date and procedures for such redemption and shall be mailed not less than 10 nor more than 60 days prior to such date fixed for redemption to each holder Registered Holder at such Registered Holder’s address as it appears on the transfer books of the Corporation.

(c) From and after the date of any redemption effected by the Corporation pursuant to sections 4(a), all dividends on shares of Series A Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as holders of Series A Preferred Stock shall, with respect to shares thereby called for redemption, cease and terminate.  Any interest allowed on moneys which shall have been Set Apart for Payment (as defined in Section 8) prior to the date of redemption for the payment of the Redemption Price (or any accumulated dividends and any Arrearage thereon) shall be paid to the Corporation.  Any moneys so deposited which shall remain unclaimed by the holders of such Series A Preferred Stock at the end of two years after the redemption date shall to the fullest extent permitted by law become the property of, and be paid by such bank or trust company to, the Corporation.

Section 5. Reacquired Shares.

Any shares of Series A Preferred Stock redeemed purchased or otherwise acquired by the Corporation or any Subsidiary (as defined in Section 8) of the Corporation in any manner whatsoever shall become authorized but unissued shares of Preferred Stock, par value $0.01 per share, of the Corporation and may be reissued as part of another class or series of Preferred Stock, subject to the conditions or restrictions on authorizing or creating any class or series. or any shares of any class or series, set forth in Section 3(a).

Section 6. Liquidation, Dissolution or Winding Up.

(a) If the Corporation shall liquidate, dissolve or wind up, whether pursuant to federal bankruptcy laws, state laws or otherwise, no distribution shall be made (i) to the holders of shares of search for term Common Stock, unless prior thereto the holders of shares of Series A Preferred Stock shall have received $1,000,000 per share plus an amount equal to all accumulated dividends and any Arrearage thereon to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on Series A Preferred Stock and all such Parity Stock in proportion to the total amounts which the holders of, all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

(b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined in Section 8) or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

Section 7. Rank.

Series A Preferred Stock will rank, with respect to dividends and upon distribution of assets in liquidation, dissolution or winding up, prior to the Common Stock.

Section 8. Definitions.

As used herein, the following terms shall have the meanings indicated.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization trust or joint venture. or a governmental agency or political subdivision thereof.

“Set Apart for Payment” means, when used with respect to funds of the Corporation to be used to effect any redemption of shares of Series A Preferred Stock, that funds of the Corporation sufficient to satisfy such payment of redemption shall have been irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan in the City of New York and having a capital and surplus of at least $50 million in trust for the exclusive benefit of the holders of the shares of Series A Preferred Stock to be redeemed and that such funds will be payable from and after the date of redemption to holders of Series A Preferred Stock who surrender their certificates representing such stock in accordance with the notice of redemption provided pursuant to Section 4(b).

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock (as defined below) is at the time owned or controlled directly or indirectly by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.”

SIXTH: As of November 9, 2004, the Board deemed it advisable to further amend the Certificate of Designations of the Series A Cumulative Preferred Stock and adopted a resolution as set forth below, the effectiveness of such resolution to be subject to approval of such amendment by HSBC Investments (North America) Inc., the sole owner of all outstanding shares of Series A Cumulative Preferred Stock and common stock of the Corporation; and

SEVENTH: As of November 30, 2004, SBC Investments (North America) Inc. approved the amendment to the Certificate of Designations of the Series A Cumulative Preferred Stock as set forth in the following resolution;

“RESOLVED, that the Board deems it advisable, subject to approval of HSBC Investments (North America) Inc., the sole stockholder of the Corporation’s outstanding common stock and preferred stock, that the Certificate of Designations for such series shall be amended to reflect the name change of the Corporation to “HSBC Finance Corporation” as presented to the Board, and such amended Certificate of Designations is hereby approved and the Authorized Officers of the Corporation are hereby authorized to file such amended Certificate of Designations with the Secretary of State of the State of Delaware, with such amended Certificate of Designations to be effective upon the effective date of the Merger without any further action of the Board.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and affirmed, under penalties of perjury on the date first written above by a duly authorized officer of the Corporation.

HSBC FINANCE CORPORATION

		By:	/s/ P. D. Schwartz
Patrick D. Schwartz
Vice President, Deputy General Counsel-Corporate and Assistant Secretary

Attest:	/s/ D. J. Oakes
Darcie J. Oakes
Assistant Secretary

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
(HSBC FINANCE CORPORATION)

HSBC Finance Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:           That the Board of Directors of the Corporation at a meeting of the Board of Directors on June 9, 2005, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation.

“FURTHER RESOLVED, that the Board deems it advisable and in the best interests of the Corporation, subject to approval of HSBC Investment (North America) Inc., the sole stockholder of the Corporation’s outstanding common stock and preferred stock, to amend Article IV, Section (1) of the Corporation’s Amended and Restated Certificate of Incorporation to read, in its entirety, as follows:

(1)                                  The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,501,200 shares, of which 100 shares, par value $0.01, shall be of a class designated “common stock”, and 1,501,100 shares, par value $0.01 per share, shall be of a class designated “preferred stock.”

SECOND:                                            That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD:                                                       That the aforesaid amendment to the Amended and Restated Certificate of Incorporation, set forth in Paragraph FIRST hereinabove, has been duly adopted in accordance with the provision of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to by signed by William H. Kesler, its Vice President and Assistant Treasurer, and by M. J. Forde, its Assistant Secretary, this 10th day of June, 2005.

HSBC FINANCE CORPORATION

	By:	/s/ William H. Kesler
William H. Kesler
Vice President and Assistant Treasurer

ATTEST:

/s/ Michael J. Forde
M. J. Forde
Assistant Secretary

HSBC FINANCE CORPORATION
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

6.36% Non-Cumulative Preferred Stock, Series B

HSBC FINANCE CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that the following resolutions were duly adopted by the Board of Directors of the Corporation and by the Offering Committee of the Board of Directors, pursuant to authority conferred upon the Offering Committee by the resolutions of the Board of Directors set forth herein and in accordance with Section 151(c) of the General Corporation Law of the State of Delaware.

1.                                       On November 9, 2004, the Board of Directors adopted the following resolutions designating an Offering Committee of the Board of Directors:

“FURTHER RESOLVED, that an Offering Committee of the Board consisting of W. F. Aldinger, J. D. Nichols, and G. G. Dillon shall be established and shall have and may exercise, to the fullest extent permitted by law, the full power and authority of the Board with respect to the issuance and sale of securities, including but not limited to debt securities, preferred stock and common stock; and

“FURTHER RESOLVED, that in the absence of any of the named directors, any current director of the Corporation is designated as an alternate member of the Offering Committee to serve in such named director’s place; and

“FURTHER RESOLVED, that the Offering Committee is authorized to take such actions and adopt such resolutions as it deems necessary or appropriate for the purpose of authorizing and implementing the issuance, offer and sale of the securities, which actions and resolutions are hereby ratified and confirmed by the Board.”

2.                                       On May 10, 2005, the Board of Directors adopted the following resolution replacing W.F. Aldinger on the Offering Committee of the Board of Directors:

“RESOLVED, that the named Directors are hereby appointed to the following Board Committees, effective as of March 15, 2005, to serve in the capacities noted, if any, until their removal or resignation or until their respective successors shall be chosen and qualified:

OFFERING COMMITTEE

Siddharth N. Mehta, Chair
Gary G. Dillon

Robert K. Herdman

3.                                       On June 9, 2005, the Board of Directors adopted the following resolutions authorizing the Offering Committee to act on behalf of the Board of Directors in connection with the designation, issuance and sale of shares in one or more series of Preferred Stock, without par value, of the Corporation:

“RESOLVED, that with respect to the preferred stock of the Corporation, the Offering Committee of the Board of Directors shall have and may exercise, to the fullest extent permitted by law, the full power and authority of the Board of Directors with respect to the issuance and sale of one or more new series of the Corporation’s preferred stock, including, without limitation, establishing the purchase price therefore, and fixing the designations and any of the preferences, powers, rights and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, of such shares of each series of preferred stock;

“FURTHER RESOLVED, that the Offering Committee is authorized to take such additional actions and adopt such additional resolutions as it deems necessary or appropriate for the purpose of authorizing and implementing the issuance, offer, and sale for cash the preferred stock, including, without limiting the generality of the foregoing, the authorization and execution of agreements (including underwriting agreements) relating to the offer and sale of preferred stock, approval of forms of stock certificates and authorization of issuance of preferred stock in uncertificated form, any actions which may be necessary to qualify the offering and sale of preferred stock under Blue Sky Laws of the various states or to list preferred stock on one or more stock exchanges, any necessary filings with the Secretary of State of Delaware and other jurisdictions, and the appointment of a transfer agent;

“FURTHER RESOLVED, that the Offering Committee is hereby empowered, in connection with the issuance and sale of any new series of the Corporation’s preferred stock, to authorize the issuance and sale of depositary shares and depositary receipts for such depositary shares with respect to any such series of preferred stock, and to authorize the appointment of a depositary, registrar, and transfer agent for such depositary shares and depositary receipts, the execution of a depositary agreement, and any additional agreements or actions in connection therewith as the Offering Committee deems necessary or appropriate;

“FURTHER RESOLVED, that any of the Chief Executive Officer, any Group Executive, any Vice President, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Corporation (each an “Authorized Officer”) is hereby authorized and directed on behalf of the Corporation to take any and all other actions deemed by such Authorized Officer to be necessary or advisable with respect to the offer, issuance, and sale of the Corporation’s preferred stock, in furtherance of these resolutions;

“FURTHER RESOLVED, that any and all actions taken in connection with the objectives of the foregoing resolutions by any Authorized Officer, any person pursuant to a power of attorney granted by such Authorized Officer, prior to the date of these resolutions is confirmed and approved.”

4.                                       On June 15, 2005, the Offering Committee of the Board of Directors adopted the following resolution pursuant to authority conferred upon the Offering Committee of the Board of Directors by the resolutions of the Board of Directors set forth in paragraph 3 above of this Certificate of Designation, Preferences and Rights:

“RESOLVED, that the issue of a series of Preferred Stock ($0.01 par value) of the Corporation is hereby authorized and the designation, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, are hereby fixed as follows:

6.36% Non-Cumulative Preferred Stock, Series B

(1)                                  Number of Shares and Designation.  Up to 575,000 shares of Preferred Stock ($0.01 par value) of the Corporation are hereby constituted as a series of Preferred Stock ($0.01 par value) and designated as 6.36% Non-Cumulative Preferred Stock, Series B (hereinafter called the “Series B Preferred Stock”).

(2)                                  Dividends.  The holders of shares of the Series B Preferred Stock shall be entitled to receive non-cumulative cash dividends, when, as and if declared by the Board of Directors of the Corporation, out of assets legally available for such purpose, at the rate determined as provided below.  Such dividends shall accrue from the date of original issue of such shares and shall be payable quarterly in arrears, when, as and if declared by the Board of Directors of the Corporation, on the fifteenth day of March, June, September and December in each year (commencing September 15, 2005) to holders of record as they appear on the stock books of the Corporation on each record date which shall be the date, not more than 60 nor less than 10 days preceding each dividend payment date as fixed by the Board of Directors of the Corporation.  “Dividend period” means the period from and including each dividend payment date to but excluding the next succeeding dividend payment date, except that the initial dividend period will be the period from and including the date of original issue to but excluding September 15, 2005.

Dividends on the Series B Preferred Stock for quarterly dividend periods will be payable at the rate of 6.36% per annum from the date of original issue applied to the amount of $1,000 per share of Series B Preferred Stock.  The amount of dividends payable on each share of Series B Preferred Stock for each full dividend period shall be computed by dividing the annual dividend rate by four and applying the dividend rate to the amount of $1,000 per share.  The amount of dividends payable for any dividend period shorter than a full quarterly dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.  Dividends on the Series B Preferred Stock will cease to accrue after the redemption date for shares of the Series B Preferred Stock, as described below under paragraph 4 entitled “Optional Redemption”, unless the Corporation defaults in the payment of the redemption price for the shares called for redemption.

Notwithstanding the foregoing, if on or prior to any dividend payment date the Board of

Directors of the Corporation determines in its absolute discretion that the dividend that would have otherwise been declared and payable on that dividend payment date should not be paid, or should be paid only in part, then the dividend for that dividend period will, in accordance with such determination, either not be declared and payable at all or only be declared and payable in part.  If a dividend on the Series B Preferred Stock is not paid, or is paid only in part, the holders of the Series B Preferred Stock will not have a claim with respect to the non-payment or non-payment in part of the dividend, as applicable. The Corporation will not have any obligation to pay the dividend accrued for the relevant dividend period or to pay interest thereon, whether or not dividends on the Series B Preferred Stock are declared for any subsequent dividend period.

If in any dividend period, dividends have not been paid in full or declared and set apart for payment on all outstanding shares of Series B Preferred Stock for such dividend period, the Corporation may not (i) declare or pay any dividends or other distributions (excluding dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation or shares of any other capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation) or set funds apart for payment on the common stock or on any other capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the payment of dividends, or (ii) purchase, redeem or otherwise acquire any shares of preferred stock or any shares of capital stock of the Corporation ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends, except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, until the earlier of (A) the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series B Preferred Stock for any subsequent dividend period or (B) the date on or by which all of the Series B Preferred Stock are either redeemed in full or purchased by or for the account of the Corporation, in each case in accordance with the amended and restated certificate of incorporation of the Corporation and the terms of the Series B Preferred Stock; provided, however, that any moneys set aside in trust as a sinking fund payment for any series of preferred stock pursuant to the resolutions providing for the issue of shares of such series may thereafter be applied to the purchase or redemption of preferred stock of such series whether or not at the time of such application full accrued dividends upon the outstanding Series B Preferred Stock shall have been paid or declared and set apart for payment.

(3)                                  Liquidation Preference.  (a)  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock at the time outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets of the Corporation shall be made to holders of common stock or any other class or series of stock of the Corporation ranking junior to the Series B Preferred Stock as to preference in respect to liquidation, dissolution or winding up, the amount of $1,000 per share (the “liquidation preference”) of the Series B Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon for the then-current dividend period (whether or not earned or declared) to and including the date of final distribution.  The holders of the Series B Preferred Stock will not be entitled to receive the liquidation preference until the liquidation preference of any other class of stock of the Corporation ranking senior to the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefore sufficient to provide for payment) in full.  After any such liquidation preference payment, the holders of the Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b)                                 If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make such full payments to the holders of the Series B Preferred Stock and the holders of any preferred stock ranking as to liquidation, dissolution or winding up on a parity with the Series B Preferred Stock (the Series B Preferred Stock and all such other stock being herein called “parity stock”), then such assets shall be distributed among the holders of the Series B Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares of Series B Preferred Stock and any other such preferred stock if all amounts payable thereon were paid in full.

(c)                                  Neither the sale, lease or transfer of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of any other corporation into or with the Corporation nor a reorganization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of the foregoing provisions.

(4)                                  Optional Redemption.  The Series B Preferred Stock may not be redeemed prior to June 24, 2010. So long as the full dividends on all outstanding shares of Series B Preferred Stock for the then-current dividend period have been paid or declared and a sum sufficient for payment set aside, the Series B Preferred Stock will be redeemable, at the option of the Corporation, in whole or in part from time to time on or after June 24, 2010, upon not less than 30 nor more than 60 days’ notice, at $1,000 per share, plus an amount equal to accrued and unpaid dividends for the then-current dividend period to the date fixed for redemption (whether or not earned or declared). In the event of partial redemptions of the Series B Preferred Stock, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Corporation or by any other method determined to be equitable by the Board of Directors of the Corporation.

Notwithstanding the foregoing, if the full dividends on all outstanding shares of Series B Preferred Stock for the then-current dividend period have not been paid or declared and a sum sufficient for payment set aside, no Series B Preferred Stock shall be redeemed unless all outstanding Series B Preferred Stock is simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any Series B Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer so long as such offer is made on the same terms to all holders of the Series B Preferred Stock.

Any redemption of the Series B Preferred Stock must be approved by the Federal Reserve Bank of New York and the Financial Services Authority of the United Kingdom (unless such approvals are not required at the time established for redemption).

The Series B Preferred Stock will not be entitled to the benefits of any sinking fund.

Notice of redemption shall be given by mailing the same to each record holder of the Series B Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, at the address of such holder as the same shall appear on the stock books of the Corporation.  Each notice shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where such shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holders’ exchange rights, if any, as to such shares, shall terminate.  If fewer than all the shares of the Series B Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series B Preferred Stock to be redeemed from each such holder.

If notice of redemption of any shares of the Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation separate and apart from its other funds, in trust for the pro rata benefit of the holders of any shares of Series B Preferred Stock so called for redemption, from and after the redemption date for such shares, dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) shall cease.  Upon surrender, in accordance with such notice, of such shares (together with appropriate instruments of transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Corporation.  If fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.  Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of 90 days from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption.  Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(5)                                  Voting Rights.  The Series B Preferred Stock will have no voting rights except as set forth below or as otherwise provided by law.

Whenever, at any time or times, dividends payable on the shares of Series B Preferred Stock have not been declared and paid for six quarters, whether or not consecutive, then at the next annual meeting of stockholders and at any annual meeting thereafter and at any meeting called for the election of directors, until the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series B Preferred Stock for at least four subsequent dividend periods, the holders of the Series B Preferred Stock either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights, voting as a class, shall be entitled, to the exclusion of the holders of one or more other series or classes of stock having general voting rights, to vote for and elect two additional members of the Board of Directors of the Corporation, and the holders of common stock together with the holders of any series or class or classes of stock of the

Corporation having general voting rights and not then entitled to elect two members of the Board of Directors as described in this paragraph to the exclusion of the holders of all series then so entitled, shall be entitled to vote and elect the balance of the Board of Directors. In such case, the Board of Directors of the Corporation shall be increased by two directors. The rights of the holders of the Series B Preferred Stock to participate (either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights) in the exclusive election of two members of the Board of Directors of the Corporation will continue until the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series B Preferred Stock for at least four subsequent dividend periods. At elections for such directors, each holder of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock held of record on the record date established for the meeting. The holders of Series B Preferred Stock will not have the right to cumulate such shares in voting for the election of directors. At the annual meeting of stockholders next following the termination (by reason of the payment or provision for the payment in full of dividends on the Series B Preferred Stock for a subsequent dividend period) of the exclusive voting power of the holders of Series B Preferred Stock and the holders of all other series of preferred stock that have been entitled to vote for and elect such two members of the Board of Directors of the Corporation as described above, the terms of office of all persons who have been elected directors of the Corporation by vote of such holders shall terminate and the two vacancies created to accommodate the exclusive right of election described above shall thereupon be eliminated and the Board of Directors shall be decreased by two directors.

So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at the time given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate any one or more of the following:

(a)                                  The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking prior to the Series B Preferred Stock as to dividends or amounts payable on liquidation, dissolution or winding up of the Corporation;

(b)                                 The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking on a parity with the Series B Preferred Stock unless the certificate of designations, preferences and rights or other provisions of the amended and restated certificate of incorporation of the Corporation creating or authorizing such class or series provides that if in any case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full on all outstanding shares of parity stock, the shares of all parity stock will share ratably (x) in the payment of dividends, including accumulations (if any) in accordance with the sums that would be payable on all parity stock if all dividends in respect of all shares of parity stock were paid in full and (y) on any distribution of assets upon liquidation, dissolution or winding up of the Corporation in accordance with the sums that would be payable in respect of all shares of parity stock if all sums payable were discharged in full; or

(c)                                  The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the amended and restated certificate of incorporation of the Corporation, which would materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the Corporation’s Series A Preferred Stock or Series B Preferred Stock, or any other capital stock of the Corporation, or the creation and issuance of other series of preferred stock, including convertible preferred stock, or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting powers.

The voting rights described above will not apply to any shares of Series B Preferred Stock if, at or prior to the time voting rights would otherwise arise, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

(6)                                  Shares to be Retired.  All shares of Series B Preferred Stock purchased or redeemed by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of the class of Preferred Stock without par value, without designation as to series, and may thereafter be issued, but not as shares of Series B Preferred Stock.

(7)                                  Conversion or Exchange.  The holders of shares of Series B Preferred Stock shall not have any rights herein to convert such shares into or exchange such shares for shares of any other series of any class or classes of capital stock (or any other security) of the Corporation.

(8)                                  Ranking.  For the purposes of this Certificate of Designation, Preferences and Rights, any class or classes of stock of the Corporation shall be deemed to rank:

(a)                                  prior to the Series B Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series B Preferred Stock;

(b)                                 on a parity with the Series B Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation preference per share thereof be different from those of the Series B Preferred Stock, if the holders of such class of stock and the Series B Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation preference, without preference or priority one over the other; and

(c)                                  junior to the Series B Preferred Stock, either as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, or both, if such class shall be common stock or if the holders of the Series B Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of stock of such class or classes.

(9)                                  Parity Stock.  So long as any shares of Series B Preferred Stock remain outstanding, if the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full with respect to all outstanding shares of parity stock, all such shares will share ratably (i) in the payment of dividends, including accumulations (if any) in accordance with the sums that would be payable in respect of all outstanding shares of parity stock if all dividends were paid in full and (ii) in any distribution of assets upon liquidation, dissolution or winding up of the Corporation, in accordance with the sums that would be payable in respect of all outstanding parity stock if all sums payable were discharged in full.

(10)                            Depositary Shares and Depositary.  The Series B Preferred Stock shall be represented by up to 23,000,000 depositary shares, as evidenced by depositary receipts, each depositary share representing ownership of one-fortieth of a share of the Series B Preferred Stock (the “Depositary Shares”), and each owner of a Depositary Share shall be entitled, in proportion to one-fortieth of a share of the Series B Preferred Stock represented by the Depositary Share, to all the rights and preferences of the Series B Preferred Stock (including dividend, voting, redemption and liquidation rights).

HSBC Bank USA, N.A. is appointed depositary of the Series B Preferred Stock and shall issue depositary receipts evidencing the Depositary Shares (the “Depositary Receipts”) in accordance with the terms of a deposit agreement to be entered into between the Corporation and such depositary, which agreement is hereby authorized upon such terms as the Treasurer, any Assistant Treasurer or any Vice President (the “Designated Officers”) may approve, such approval to be conclusively evidenced by the signature of such Designated Officer thereon.  HSBC Bank USA, N.A. is appointed as registrar and transfer agent for the depositary shares upon such terms as a Designated Officer may deem advisable.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Patrick D. Schwartz, Vice President, Deputy General Counsel – Corporate & Assistant Secretary, and attested by Michael J. Forde, Assistant Secretary, this 16th day of June, 2005.

HSBC FINANCE CORPORATION

	By:	/s/ Patrick D. Schwartz
Patrick D. Schwartz
Vice President, Deputy General Counsel – Corporate & Assistant Secretary

Attest:

/s/ Michael J. Forde
Michael J. Forde
Assistant Secretary